Exhibit 99.1
Globecomm Systems Reports Fiscal 2009 Third Quarter and Nine-Month Financial Results
HAUPPAUGE, N.Y.—(BUSINESS WIRE)—May 6, 2009—Globecomm Systems Inc. (NASDAQ: GCOM), a leading provider of satellite-based communications infrastructure solutions and services on a global basis, today announced financial results for the fiscal 2009 third quarter and nine months ended March 31, 2009. Globecomm is reporting its financial results on a generally accepted accounting principles (GAAP) basis as well as adjusted EBITDA, a non-GAAP financial measure. In the attached table the Company provides a detailed reconciliation of GAAP earnings to adjusted EBITDA. A summary of the Company’s results are:
•	Service revenues increased 21.4% to a record $19.2 million as compared to $15.8 million in the same period last year.

•	Revenues from infrastructure solutions decreased by 29.4% to $19.4 million as compared to $27.5 million in the same period last year.

•	Consolidated revenues were $38.6 million in the fiscal 2009 third quarter as compared to $43.3 million in the same period last year.

•	GAAP earnings per diluted share were $0.03 in the third quarter of fiscal 2009 as compared to GAAP earnings per diluted share of $0.17 in the same period last year.

•	Adjusted EBITDA was $3.0 million in the third quarter of fiscal 2009 as compared to $4.7 million in the same period last year.
Fiscal Year 2009 Third Quarter Results
Revenues for the Company’s fiscal 2009 third quarter decreased 10.9% to $38.6 million compared to $43.3 million in the same period last year. Revenues from infrastructure solutions decreased by 29.4% to $19.4 million compared to $27.5 million in the same period last year. Revenues from services increased 21.4% to a record $19.2 million as compared to $15.8 million in the same period last year. The increase in service revenue was predominantly driven by the Company’s continued execution within the US government market, which overcame a slow down in the commercial sector. Existing government accounts continued to generate growth of revenues from the Company’s access and life cycle support solutions as Globecomm continues to leverage its global platform to increase connectivity and services in regions such as Iraq and Afghanistan. This increase in service revenues was offset by a decrease in infrastructure solution revenues caused by the global economic slowdown resulting in government and commercial customers and prospects delaying projects.
Net income for the Company’s fiscal 2009 third quarter decreased to $0.5 million, or $0.03 per diluted share compared, to net income of $3.4 million, or $0.17 per diluted share, in the third quarter of fiscal 2008. Adjusted EBITDA for the third quarter of 2009 decreased to $3.0 million as compared to $4.7 million in the third quarter of 2008. The decrease in net income and adjusted EBITDA was primarily caused by lower infrastructure solutions revenues.
Fiscal Year 2009 Nine-Month Results

Revenues for the Company’s fiscal 2009 nine months ended March 31, 2009 decreased 13.7% to $120.9 million, compared to $140.1 million in the same period last year. Revenues from infrastructure solutions decreased by 31.0% to $64.3 million compared to $93.2 million in the same period last year. Revenues from services increased 20.9% to a record $56.7 million as compared to $46.9 million in the same period last year. The factors behind these trends were the same as reflected in the third quarter results.
Net income for the Company’s first nine months of fiscal 2009 decreased to $2.3 million, or $0.11 per diluted share, compared to net income of $10.2 million, or $0.51 per diluted share, in the same period last year. Adjusted EBITDA for the Company’s first nine months of fiscal 2009 decreased to $9.1 million as compared to $14.5 million in the same period past year. The decrease in net income and adjusted EBITDA was primarily caused by lower infrastructure solutions revenues and increased selling and marketing expenses.
Management’s Review of Results and Expectations
David Hershberg, Chairman, CEO and President of the Company, said “Globecomm’s acquisition of Mach 6 and the Company’s record service segment revenues and operating income were the highlights of the third quarter.  The Company continues to remain profitable despite the difficult economic times that have impacted the infrastructure segment of our business.  While we are disappointed with the level of infrastructure bookings, we are seeing more proposal activity and are in a good position to achieve a better level of business in fiscal 2010. The shortfall in infrastructure revenue and income has not been as a result of losing contracts to competitors but rather has resulted primarily from a deferral in funding. We are continuing the process of adjusting expense levels to be in line with the realities of the marketplaces in which the infrastructure segment operates.” Mr. Hershberg continued, “Globecomm continues to execute extremely well on its Global Managed Services vision, which is providing a very beneficial backdrop of stability during the current economic downturn.  The Company continues to see multiple acquisition opportunities in complementary vertical marketplace segments, which would provide strategic opportunities to establish an immediate footprint and operating know how specific to those verticals.  With the strength of our cash position and our service business results we are able to review strategic acquisition opportunities and pursue opportunities that further leverage our existing global network.”
Non-GAAP Measures
Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation and amortization expense and non-cash stock compensation expense. Adjusted EBITDA does not represent cash flows defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Reconciliation between adjusted EBITDA and GAAP net income is provided in a table immediately following the Condensed Consolidated Balance Sheets.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions.
About Globecomm Systems
Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, managed network services and life cycle support services. Globecomm’s customers include communications service providers, commercial enterprises, broadcast and other media and content providers and government and government-related entities.
Based in Hauppauge, New York, Globecomm Systems also maintains offices in Maryland, Hong Kong, the Netherlands, the United Arab Emirates and Afghanistan.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. In particular, the impact of the current economic downturn and the unpredictability of government spending programs make assessment of future performance extremely difficult. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions ‘‘Risk Factors’’ and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.
CONTACT: Globecomm Systems Inc.
David Hershberg: Chairman, Chief Executive Officer and President 631-231-9800
Matthew Byron: Vice President, Corporate Office 631-457-1301
Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, NY 11788-3816, USA.
TEL: 631 231-9800, FAX: 631 231-1557;
Email: ir@globecommsystems.com
Web: www.globecommsystems.com.
SOURCE: Globecomm Systems Inc.
-Financial tables follow-

Globecomm Systems Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008

Revenues from infrastructure solutions	$19,396	$27,483	$64,269	$93,206
Revenues from services	19,198	15,809	56,657	46,875

Total revenues	38,594	43,292	120,926	140,081

Costs and operating expenses:
Costs from infrastructure solutions	15,938	21,388	53,124	74,007
Costs from services	14,386	12,178	42,899	35,311
Selling and marketing	2,891	2,457	9,220	7,710
Research and development	636	507	1,456	1,660
General and administrative	3,892	3,533	11,256	11,837

Total costs and operating expenses	37,743	40,063	117,955	130,525

Income from operations	851	3,229	2,971	9,556

Interest income	33	387	511	1,463
Interest (expense)	—	—	—	(285)

Income before income taxes	884	3,616	3,482	10,734

Provision for income taxes	342	193	1,164	568

Net income	$542	$3,423	$2,318	$10,166

Basic net income per common share	$0.03	$0.17	$0.11	$0.53

Diluted net income per common share	$0.03	$0.17	$0.11	$0.51

Weighted-average shares used in the calculation of basic net income per common share	20,210	20,036	20,184	19,281

Weighted-average shares used in the calculation of diluted net income per common share	20,357	20,610	20,479	20,086

Globecomm Systems Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	June 30,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$44,142	$51,399
Accounts receivable, net	43,695	52,106
Inventories	21,259	16,444
Prepaid expenses and other current assets	2,009	1,402
Deferred income taxes	860	1,017

Total current assets	111,965	122,368
Fixed assets, net	32,662	33,379
Goodwill	25,725	22,197
Intangibles, net	4,613	2,599
Deferred income taxes	10,532	11,496
Other assets	1,332	1,053

Total assets	$186,829	$193,092

Liabilities and Stockholders’ Equity
Current liabilities	$31,994	$43,359
Other liabilities	1,024	957
Deferred income taxes	675	—
Total stockholders’ equity	153,136	148,776

Total liabilities and stockholders’ equity	$186,829	$193,092

Globecomm Systems Inc.
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008

Net income	$542	$3,423	$2,318	$10,166
Adjustments:
Interest (income)	(33)	(387)	(511)	(1,463)
Interest expense	—	—	—	285
Provision for income taxes	342	193	1,164	568
Depreciation and amortization	1,433	1,318	4,198	4,412
Stock compensation expense (A)	670	151	1,889	558

Adjusted EBITDA	$2,954	$4,698	$9,058	$14,526

(A)	Includes one-time charge of $675 in the nine months ended March 31, 2009 related to accelerated vesting of the restricted stock of the Company’s former President, who passed away on July 20, 2008.